UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

FORM Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-34785 (Commission File Number)	20-4988129 (I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On June 27, 2016, FORM Holdings Corp. (the “Company”) and David L. Cohen, the Company’s Chief Intellectual Property Officer, entered into an amendment (the “Amendment”) to Mr. Cohen’s employment agreement to update the term of his employment agreement by six months until June 30, 2017, revise the severance arrangements applicable to a departure by Mr. Cohen and eliminate his restrictions on competing with the Company post-employment.

In the event that the Company terminates Mr. Cohen prior to June 30, 2017 for any reason other than cause, the Company shall pay Mr. Cohen subject to execution of a release a cash payment equal to the amount of base salary, at the rate of base salary in effect immediately prior to his termination, that would be payable from the date of his termination of employment until June 30, 2017 and so long as he does not become covered by the medical plan of a subsequent employer and makes an effective COBRA election, continuation of group health insurance coverage until June 30, 2017. Mr. Cohen may voluntarily leave the Company at any time upon 2 day’s written notice but will not be entitled to any severance. In addition, the Amendment provides for the payment of a one-time bonus of $75,000 to Mr. Cohen on the first regularly scheduled payroll date following June 30, 2016.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1. A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1	Amendment No. 2 to Employment Agreement, dated June 27, 2016, by and between FORM Holdings Corp. and David L. Cohen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORM Holdings Corp.

By:	/s/ Andrew D. Perlman
Name:	Andrew D. Perlman
Title:	Chief Executive Officer

Date: July 1, 2016